Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: James River Coal Company
Elizabeth M. Cook
Director of Investor Relations
(804) 780-3000

JAMES RIVER COAL COMPANY REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

-	Triad acquisition completed

-	Central Appalachian (CAPP) average sales price increased $3.51 to $43.85 per ton for the second quarter of 2005 as compared to the second quarter 2004

-	Mine 15 expected to produce initial development coal in September 2005

-	First CAPP company-operated surface mine to produce coal in September 2005

-	Company maintains leverage to strong market pricing environment with 47% of expected 2006 CAPP production unpriced and 86% of expected 2007 CAPP production unpriced.

Richmond, VA, Aug. 11, 2005 - James River Coal Company (NASDAQ: JRCC), a producer of steam and industrial grade coal, today announced that it had a net loss of $1.0 million or $0.07 per fully diluted share, for the second quarter of 2005. The net loss for the quarter reflects the impact of a one-time charge of approximately $2.5 million, or $2.0 million after tax or $0.14 per share, for the repayment of debt.

Peter T. Socha, Chairman and Chief Executive Officer of James River, commented: “This was a very busy and productive quarter. Our mines performed very well. We completed our acquisition of Triad. We put in place a balance sheet for future growth by completing both stock and bond offerings during a very difficult time in the global capital markets. We worked with the railroads through some operational challenges. Lastly, but certainly very importantly, we continued to attract extremely talented individuals to join our team. Overall, it was a very good quarter.”

QUARTERLY RESULTS

The following table shows selected operating results for the quarter ended June 30, 2005 compared to the quarter ended June 30, 2004 (in 000’s, except per ton amounts). Readers should note that the Company’s financial statements after our emergence from bankruptcy protection in May 2004 (Successor Company) are not comparable to the financial statements of the pre-emergence company (Predecessor Company). The following table includes the results of operations of Triad from the date of acquisition (May 31, 2005).

	Three Months Ended June 30,
	2005		2004
	Total	Per Ton	Total	Per Ton
Company production (tons)	2,451		2,118
Coal from other sources (tons)	314		282
Total coal available to ship (tons)	2,765		2,400

Coal shipped (tons)	2,648		2,372
Revenues
Coal sales	$111,055	41.94	95,681	40.34
Synfuel handling	2,258		1,895
Cost of coal sold	90,965	34.35	70,896	29.89
Depreciation, depletion and amortization	11,571	4.37	8,580	3.62
Gross profit	10,777	4.07	18,100	7.63
Selling, general and administrative	6,934	2.62	4,029	1.70
Operating Income	3,844	1.45	14,071	5.93

The following table shows selected results broken out by segments for the three months ended June 30, 2005 compared to the three months ended June 30, 2004 (in 000’s, except per ton amounts):

	Three Months Ended June 30,
	2005		2004
	CAPP	Midwest	CAPP	Midwest
Volume (tons)	2,349	299	2,372	-

Coal sales revenue	$103,014	8,041	95,681	-
Average sales price per ton	43.85	26.89	40.34	-

Cost of coal sold	84,989	5,976	70,896	-
Cost of coal sold per ton	36.18	19.99	29.89	-

The following table shows selected operating results for each of the three months in the quarter ended June 30, 2005 (tons in 000’s):

	April		May		June
	CAPP	Midwest	CAPP	Midwest	CAPP	Midwest
Tons produced	823	-	827	-	805	310
Tons shipped	744	-	906	-	698	299

Mr. Socha continued: “Mining conditions this quarter were well balanced across the portfolio of mines. On the positive side, we have maintained production of more than 800,000 tons per month each month since February. On the negative side, we have been impacted by the same cost pressures that are present throughout the CAPP coal industry. Our normalized costs have increased by approximately $5.00 per ton during the past year due to increases for steel related purchased materials and trucking, labor and benefits, and higher costs for sales related charges.

“Our financial results this quarter were also impacted by well-publicized difficulties with rail transportation to our customers, the execution, and in some cases acceleration, of our growth and development plans, and lastly, by plant recoveries that were slightly below our expectations. Taken together, these items accounted for approximately $5 million, or $2.00 per ton during the quarter.”

RESERVES

We estimate that, as of June 30, 2005, we controlled approximately 220.2 million tons of proven and probable coal reserves in the CAPP region and approximately 19.6 million tons in the Midwest. The table below provides additional information regarding changes to our reserves during the period noted (in millions of tons).

	Six Months Ended June 30, 2005
	CAPP		Midwest
Proven and Probable Reserves, at Beginning of Period	207.4	(1)	17.6	(2)
Coal extracted	(4.5)		(1.5)
Acquisitions and Adjustments	17.3		3.5
Proven and Probable Reserves, as of June 30, 2005	220.2		19.6

Note 1. The beginning period for CAPP is December 31, 2004, the date of our most recent 10-K
Note 2. The beginning period for the Midwest is February 1, 2005, the date of our reserve study

The Company currently has a reserve life in the CAPP operations of greater than 20 years. The Company expects to continue acquiring reserves in the Midwest and expects to have a similar reserve life by mid-year 2007.

MINE 15 UPDATE

The development of Mine 15 at the McCoy Elkhorn complex continues on schedule. The Company expects initial production of development coal to begin in September 2005. The mine is expected to ramp up to full annualized production of approximately 1.4 to 1.5 million tons by the end of 2006. The Company currently expects to use this coal as a low sulfur (<1.0%) blending coal for the utility market.

GROWTH PROJECTS

The Company provided the following update on two strategic growth initiatives for 2005 and 2006:

1.	Surface Mining of Existing Reserves

The strategic plan for James River is to achieve balance between mining methods (underground and surface) and coal basins (CAPP and Midwest). As part of executing this plan, the Company is developing CAPP surface mine reserves that are, primarily, controlled by the Company.

The initial project is the development of a surface mine project within the Blue Diamond mining complex. This project was originally planned to be operated by a contract miner. The management team decided during the first quarter to change this mine to a Company mine. All permits have been received and all major pieces of equipment have been acquired and are being mobilized to the mine site. The Company expects to begin production from this mine in September 2005.

The operations and engineering teams have identified more than 40 additional surface mining projects that merit further review. More than 75% of these reserves are currently controlled by James River. Sixteen of the projects have current state mine permits, and the Corps of Engineers permitting process has already begun on these properties. The Company expects to pare this list to approximately six projects for short and medium term development.

The Company expects initial production from 2-3 of these projects to begin during the second half of 2006 with an expected production of approximately 100,000 tons per month prior to December 2006. This production has not been included in current guidance.

2.	Preparation Plant Projects

The operations and engineering teams have developed a list of projects that are intended to improve the yield from our existing preparation plants. The projects are concentrated in the screening and separation areas of the plants. The Company currently expects these projects to require total funds of $9-11 million. Approximately ninety percent (90%) of these funds will be capital expenditures, with the remaining funds expensed as they are incurred. These projects are expected to improve the overall yield of our preparation plants by 1-2%, or 200,000 - 400,000 tons, per year. The Company has negotiated contracts for the major preparation plant projects. All projects are expected to be completed by the end of the first quarter of 2006.

TURNOVER AND EMPLOYEE RELATIONS

Low turnover and strong employee relations continue to be very important to James River Coal Company. We believe that this leads to higher productivity and lower costs. This is particularly true in mining conditions with thinner coal seams and during a period of increased competition for skilled mining labor.

We believe that the average for turnover in the coal mining industry of Central Appalachia is approximately 20-30%. The overall net turnover for James River Coal Company in Central Appalachia for the twelve months ended June 30, 2005 was 10.1%.

GUIDANCE AND CONTRACT ACTIVITY

Below are forecasts, which represent a range of possible outcomes and are provided to assist investors with the development of annual earnings estimates. While the Company believes that these forecasts represent the best estimate of management as to future events, actual events will differ from these forecasts and such differences could be material. These forecasts are subject to the risks identified under Forward Looking Statements below. These forecasts are for CAPP production only. The production guidance in this table does not include any production from Company operated surface mines discussed elsewhere in this release.

	2005 (final 6 months)	2006	2007
CAPP Operations
(in millions, except per ton amounts)

Guidance tons	4.5 - 4.9	10.7 - 11.1	11.2 - 11.6

Tons committed and priced	4.6	5.8	1.6
Average price of committed tons	$42.46	$42.90	$38.37

Depreciation, depletion and amortization	$19 - $22	$40 - $43	$42 - $48
Capital expenditures	$33 - $39	$40 - $43	$42 - $48
Tax rate	20%	25%	25%

Midwest Operations
(in millions, except per ton amounts)

Tons committed and priced	1.8	3.4	1.2
Average price of committed tons	$24.22	$24.92	$24.77

The Company expects to provide more detailed guidance for the Midwest operations in the fourth quarter of 2005.

FINANCIAL STATEMENTS

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2005	December 31, 2004
Assets	(Unaudited)

Current assets:
Cash	$26,038	3,879
Receivables:
Trade	39,403	23,871
Other	40	7,362
Total receivables	39,443	31,233
Inventories:
Coal	9,921	2,305
Materials and supplies	5,649	4,084
Total inventories	15,570	6,389
Prepaid royalties	4,601	4,358
Other current assets	3,218	6,337
Total current assets	88,870	52,196
Property, plant, and equipment, at cost:
Land	5,832	2,698
Mineral rights	194,564	162,577
Buildings, machinery and equipment	159,943	106,105
Mine development costs	16,783	5,729
Construction-in-progress	2,169	231
Total property, plant, and equipment	379,291	277,340
Less accumulated depreciation, depletion, and amortization	42,790	21,765
Property, plant and equipment, net	336,501	255,575
Goodwill	31,444	-
Restricted cash	13,262	8,404
Other assets	17,260	11,651
Total assets	$487,337	327,826

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2005	December 31, 2004
Liabilities and Shareholders' Equity	(Unaudited)

Current liabilities:
Current maturities of long-term debt	$259	2,700
Current installments of obligations under capital leases	374	388
Accounts payable	22,520	15,116
Accrued salaries, wages, and employee benefits	4,248	2,093
Workers' compensation benefits	12,175	12,090
Black lung benefits	2,600	2,600
Accrued taxes	3,812	3,530
Other current liabilities	6,462	3,633
Total current liabilities	52,450	42,150
Long-term debt, less current maturities	150,000	92,300
Other liabilities:
Noncurrent portion of workers' compensation benefits	38,337	38,223
Noncurrent portion of black lung benefits	23,496	23,341
Pension obligations	13,899	15,744
Asset retirement obligations	22,923	14,939
Obligations under capital leases, excluding current installments	404	637
Deferred income taxes	64,487	34,615
Other	231	292
Total liabilities	366,227	262,241
Shareholders' equity
Preferred Stock, $1.00 par value. Authorized 10,000,000 shares	-	-
Common stock, $.01 par value. Authorized 100,000,000 shares;
issued and outstanding 16,585,256 and 14,740,694, respectively	166	147
Paid-in-capital	129,178	71,784
Deferred stock-based compensation	(8,787)	(7,540)
Retained earnings	445	1,151
Accumulated other comprehensive income	108	43
Total shareholders' equity	121,110	65,585
Commitments and contingencies
Total liabilities and shareholders' equity	$487,337	327,826

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Successor	Successor	Predecessor
	Three Months	Two Months	One Month
	Ended 06/30/05	Ended 06/30/04	Ended 04/30/04

Revenues	$113,313	64,485	33,091
Cost of sales:
Cost of coal sold	90,965	47,310	23,586
Depreciation, depletion, and amortization	11,571	5,538	3,042
Total cost of sales	102,536	52,848	26,628
Gross profit	10,777	11,637	6,463
Selling, general, and administrative expenses	6,934	2,566	1,463
Total operating income	3,843	9,071	5,000
Interest expense	2,919	1,302	164
Interest income	(39)	(14)	-
Charges associated with repayment of debt	2,524	-	-
Miscellaneous income, net	(293)	(289)	(277)
Total other expense, net	5,111	999	(113)
Income (loss) before reorganization items and
income taxes	(1,268)	8,072	5,113
Reorganization items, net	-	-	(102,465)
Income (loss) before income taxes	(1,268)	8,072	107,578
Income tax (benefit) expense	(251)	1,727	-
Net income (loss)	$(1,017)	6,345	107,578
Earnings (loss) per common share
Basic earnings (loss) per common share	$(0.07)	0.46	6,369.32
Shares used to calculate basic earnings per share	14,461	13,800	17
Diluted earnings (loss) per common share	$(0.07)	0.43	6,369.32
Shares used to calculate diluted earnings per share	14,461	14,629	17

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Successor	Successor	Predecessor
	Six Months	Two Months	Four Months
	Ended 06/30/05	Ended 06/30/04	Ended 04/30/04

Revenues	$211,188	64,485	113,949
Cost of sales:
Cost of coal sold	171,907	47,310	89,294
Depreciation, depletion, and amortization	21,049	5,538	12,314
Total cost of sales	192,956	52,848	101,608
Gross profit	18,232	11,637	12,341
Selling, general, and administrative expenses	11,969	2,566	5,023
Total operating income	6,263	9,071	7,318
Interest expense (note 3)	5,105	1,302	566
Interest income	(61)	(14)	-
Charges associated with repayment of debt (note 3)	2,524	-	-
Miscellaneous income, net	(416)	(289)	(330)
Total other expense, net	7,152	999	236
Income (loss) before reorganization items and
income taxes	(889)	8,072	7,082
Reorganization items, net (note 6)	-	-	(100,907)
Income (loss) before income taxes	(889)	8,072	107,989
Income tax (benefit) expense	(183)	1,727	-
Net income (loss)	$(706)	6,345	107,989
Earnings (loss) per common share (note 7)
Basic earnings (loss) per common share	$(0.05)	0.46	6,393.67
Shares used to calculate basic earnings per share	14,131	13,800	17
Diluted earnings (loss) per common share	$(0.05)	0.43	6,393.67
Shares used to calculate diluted earnings per share	14,131	14,629	17

CONFERENCE CALL AND WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss first quarter earnings on August 11, 2005 at 11:00 a.m. Eastern Time. The conference call can be accessed by dialing 888-202-2422, or through the James River Coal Company website at http://www.jamesrivercoal.com. International callers, please dial 913-981-5592. A replay of the conference call will be available on the Company’s website and also by telephone, at 888-203-1112 for domestic callers. International callers, please dial 719-457-0820: passcode 3349476.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us, are "forward- looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: a change in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to exploit additional coal reserves, including contiguous reserves to those currently held by Triad; inability to sell the coal from Mine 15 into the metallurgical coal market; failure to diversify our operations; increased capital expenditures; encountering difficult mining conditions; increased compliance costs; bottlenecks or other difficulties in transporting coal to our customers; lack of availability of financing sources; the effects of regulation and competition; additional turnover of employees and independent contractors; the risk that the Company is unable to successfully integrate the Triad business; and the risk factors detailed in our S-1 registration statement declared effective by the Securities and Exchange Commission on May 24, 2005, which factors are incorporated herein by reference. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

Additional information concerning these and other factors can be found in James River Coal Company's public filings with the Securities and Exchange Commission.